Exhibit 99.1

RIGEL AND PFIZER SIGN COLLABORATIVE RESEARCH AND LICENSE AGREEMENT FOR THE TREATMENT OF ALLERGIC ASTHMA AND OTHER RESPIRATORY DISEASES

Collaboration to Focus on Novel Class of Compounds to Address Respiratory Inflammatory Diseases

South San Francisco, Calif, and New York, NY, January 20, 2005— Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) and Pfizer Inc. (NYSE: PFE) today announced that the two companies have entered into a collaborative research and license agreement for the development of inhaled products for the treatment of allergic asthma and other respiratory diseases such as chronic obstructive pulmonary disease (COPD). The collaboration is focused on Rigel’s preclinical small molecule compounds, which inhibit IgE receptor signaling in respiratory tract mast cells by blocking the signaling enzyme Syk kinase.

Under the terms of the agreement, Rigel will receive an upfront cash payment, as well as milestone payments and royalties on any future product sales. Pfizer will make an equity investment in Rigel and will be responsible for the worldwide development and commercialization of any resulting products.  Financial terms of the agreement were not announced.

“Inhibition of Syk kinase is a novel approach to reduce the chronic inflammation in patients with allergic diseases of the respiratory tract such as allergic asthma,” said Martin Mackay, Senior Vice President Worldwide Research & Technology for Pfizer Inc. “We believe that the combination of Rigel’s novel small molecule approach and Pfizer’s drug development capabilities will allow us to progress new and important treatments for respiratory diseases.”

“Pfizer’s commitment to targeting the unmet medical needs of asthma and respiratory patients makes them an ideal partner with the requisite capabilities and global reach to succeed in this collaboration,” said James M. Gower, chief executive officer of Rigel. “This is our second research collaboration with Pfizer in this field and it confirms the quality of our company’s programs in the respiratory field.”

Rigel has pioneered the discovery of treatments for allergic diseases by blocking Syk kinase.  The Company was the first to discover and develop potent and selective Syk inhibitors and introduce these into the clinic.

The Syk kinase intrapulmonary collaboration with Pfizer does not include R112, Rigel’s lead Syk kinase inhibitor that is being developed for the treatment of allergic rhinitis. Rigel recently completed a successful Phase II clinical study with R112 and is proceeding with the further clinical development of R112 for allergic rhinitis. After further Phase II clinical trials are completed, Pfizer will have a limited option to license R112 and Rigel’s Syk inhibitors in the allergic rhinitis field under different financial and other obligations.

Syk Inhibition in Respiratory Diseases

Rigel’s small molecule compounds bind to and inhibit Syk kinase, an intracellular target that regulates IgE receptor signaling in mast cells and thus prevent cellular activation and subsequent release of multiple chemical mediators.  However, unlike common allergy and asthma drugs that block only a single chemical mediator, Syk inhibitors block the major IgE dependent pathways in mast cells that trigger an allergic attack, potentially making Syk inhibitors more effective and comprehensive drugs. Currently, steroids are the only other non-injectable class of agents that block multiple chemical mediators in the allergic response, but these have a slow onset of action.

About Asthma and Chronic Airway Inflammatory Disease

There are nearly 15 million Americans with asthma, the chronic inflammatory disease of the airways that is characterized by episodic flare-ups or attacks that can be life-threatening. The Centers for Disease Control and Prevention (CDC) estimates that direct costs to the United States for asthma management and treatment is nearly $15 billion on an annual basis, with more than 11 million physician office visits, 1.8 million emergency room visits, and 500,000 hospitalizations. COPD, a group of diseases that cause airflow blockage and breathing-related problems, is currently the fourth leading cause of death in the U.S., according to the American Lung Association.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. The Company has four research and development programs investigating treatments for asthma/allergy, hepatitis C, rheumatoid arthritis and oncology.  Rigel’s strategy is to initiate clinical trials with at least one new product candidate annually and to pursue partnerships with pharmaceutical and biotechnology companies for late-stage clinical development and commercialization of those product candidates.

About Pfizer (www.pfizer.com)

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals and many of the world’s best-known consumer products.

Rigel Forward-Looking Statement

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the potential efficacy of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors and uncertainties that could cause results to differ materially from those indicated by these forward-looking statements, including risks relating to the preclinical or clinical development or commercialization of the affected product candidates or research programs as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Rigel does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Pfizer Forward-Looking Statement

The information contained in this document is as of January 20, 2005. Pfizer assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This release contains forward-looking information about a research and development program and the potential efficacy of product candidates that might result from the program that involve substantial risks and uncertainties.  Such risks and uncertainties include, among other things, the uncertainties inherent in research and development activities; decisions by regulatory authorities regarding whether and when to approve any drug applications that may result from the program as well as their decisions regarding labeling and other matters that could affect the commercial potential of product candidates that may result from the program; and competitive developments.

A further list and description of risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its reports on Form 10-Q and Form 8-K.

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Rigel Contacts:	Rigel Pharmaceuticals	Schwartz Communications
	Raul Rodriguez	Melinda Bagatelos or
	650-624-1302	Ayanna Anderson
415-512-0770
rigel@schwartz-pr.com
Pfizer Contact:	Pfizer Inc
Paul Fitzhenry
212-733-4637